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                                                                   EXHIBIT 10.15
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                              Innotrac Corporation
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                    1999 Senior Executive Compensation Plan
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The compensation for senior executives at Innotrac will consist of three elements: base salary, short term incentive bonus and a long-term incentive bonus (LTIP). The base salaries will be determined annually by the Compensation Committee of the Board of Directors("Compensation Committee or Committee") or a subcommittee thereof.

Short Term Cash Bonus
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The short-term bonuses will be calculated using a target percentage of the base salary as follows: CEO -- 100%, Sr. VPs. -- 60%, VPs. -- 50%, AVPs. -- 20%. Director level employees are typically at 10% (with certain individual exceptions) and the components of the director level plan are described in a separate document. For the purpose of determining the short-term bonus amounts for 1999 and future years, we will use a formula that is weighted 75% EBITDA actual versus budget and 25% revenue versus budget. Using this weighting will keep the focus on managing our growth profitably. The bonuses will be adjusted using a three up-three down formula for each percent that the company exceeds or misses the budgeted amounts up to a doubling of the targeted bonus amount. After the targeted bonus is doubled, the bonus factor will increase in one up increments. Using this method, if the bonus factor is less than .67, the individual bonus is $0. This formula will be reviewed annually by the Compensation Committee and the individual bonuses will be subject to review by the Committee based on the individual's performance.

LTIP
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The long-term bonus will consist of additional options for the individual executive, issued pursuant to the Company's Stock Option Plan. The amount of options available is calculated using a formula that takes the future price of the Company's stock price into effect from the beginning of the year over a five year time frame using a 20% annual compound growth rate. The end of year price is calculated and divided into the LTIP dollars to determine the number of options available. The LTIP dollars for each individual will be calculated using the same method as the short-term bonuses. The options granted will be rounded to the nearest 500 units, at the discretion of the compensation Committee. This formula will be reviewed annually by the Compensation Committee and the individual bonuses will be subject to review by the Committee based on the individual's performance.